ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(h)(67)

ETF OPPORTUNITIES TRUST

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of the dates set forth on Schedule A by and between Brookmont Capital Management, LLC (the “Adviser”) and ETF Opportunities Trust (the “Trust”) (“Agreement”), on behalf of the series of the Trust set forth in Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type, and each Fund is a series of the Trust;

WHEREAS, the Trust, with respect to each of the Funds, and the Adviser have entered into an Advisory Agreement (“Advisory Agreement”), pursuant to which the Adviser provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level no greater than the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in Schedule A hereto;

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of such Fund’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

b.	Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

a.	Reimbursement. If, during any fiscal month in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal month are less than the Maximum Annual Operating Expense Limit for that month, the Adviser shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the sum of all investment advisory fees waived or reduced and other payments remitted by the Adviser with respect to a particular class of such Fund pursuant to Section 1 hereof, for a three year period following the date such waiver or reduction was made or payment was remitted by the Adviser (“Reimbursement Amount”), less any reimbursement previously paid by such Fund to the Adviser, pursuant to this Section 2.a, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount. To the extent any reimbursement is made pursuant to this Section 2.a., such reimbursement shall not cause the Fund Operating Expenses to exceed the Maximum Annual Operating Expense Limit that was in place at the time the Adviser waived or reduced its advisory fees or reimburse other expenses of the Fund.

b.     Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund’s net asset value.

c.	Payment and Year-End Adjustment. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

d.	Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Fund, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	Term and Termination of Agreement.

This Agreement with respect to each of the Funds shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Advisor may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to the Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.	Miscellaneous.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust or by-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware. The Agreement and Declaration of Trust and by-laws describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.	Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of as of September 25, 2024.

ETF Opportunities Trust, on behalf of each Fund Listed on Schedule A

By:	/s/ David A. Bogaert

Name:	David A. Bogaert
Title:	President

Brookmont Capital Management, LLC

By:	/s/ Ethan Powell

Name:	Ethan Powell
Title:	Principal and Chief Investment Officer

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT (the “Agreement”)

between

ETF OPPORTUNITIES TRUST

and

Brookmont Capital Management, LLC (the “Fund”)

This Agreement relates to the following:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Brookmont Catastrophic Bond ETF	2.00%	December 19, 2024	December 31, 2025

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of September 25, 2024.

ETF OPPORTUNITIES TRUST
On behalf of the Fund

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President

BROOKMONT CAPITAL MANAGEMENT, LLC

By:	/s/ Ethan Powell

Name:	Ethan Powell
Title:	Principal and Chief Investment Officer